Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of             , 201     between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and [name].

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a target award of [            ] performance-based restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (“Share”), or cash, as set forth in Section 3 this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

Notwithstanding anything in your Employment Agreement, if any, to the contrary, solely with respect to this Award, “Cause” means: (i) your dereliction of duties or gross negligence or failure to perform your duties or refusal to follow any lawful directive of the officer to whom you report; (ii) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company; (iii) your commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) your breach of any fiduciary duties to the Company; (v) any act, or failure to act, by you in bad faith to the detriment of the Company; (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (vii) your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time, and (viii) your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, you shall first be provided a 15-day cure period. Notwithstanding anything in your Employment Agreement, if any, to the contrary, solely with respect to the grant of this Award, the cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding you, if you are a member of the Board) after reasonable notice is provided to you and you are given an opportunity, together your counsel, to be heard before the Board), finding that, in the sole discretion of the Board, you are guilty of the conduct described in any of clause (i) through (viii) of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination Date” means the date the Committee determines that the Performance Goal has been met, which shall occur as soon as reasonably practicable following the Performance Goal being met, but in no event later than April 30, 2018.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.

Notwithstanding anything in your Employment Agreement, if any, to the contrary, solely with respect to this Award, “Good Reason” means: (i) the Company materially breaches the terms of this Award Agreement; or (ii) any reduction in your base salary; provided that the Company shall first be provided with a 30-day cure period following receipt of written notice from you to the Board setting forth in reasonable detail the specific conduct of the Company that is alleged to constitute Good Reason, to cease, and to cure, any conduct specified in such written notice; provided, further, that such notice shall be provided to the Board within 45 days of the occurrence of the conduct alleged to constitute Good Reason and if, at the end of the cure period, the circumstance alleged to constitute Good Reason has not been remedied, you will be entitled to terminate your employment for Good Reason during the 30-day period that follows the end of the cure period. If you do not terminate employment during such 30-day period, you will not be permitted to terminate your employment for Good Reason as a result of such event or condition. If the Company disputes the existence of Good Reason, you will have the burden of proof to establish that Good Reason does exist or that the circumstances that gave rise to Good Reason have not been cured. For the avoidance of doubt, a change in your title or the person to whom you report shall not constitute Good Reason for purposes of this Award Agreement including without limitation pursuant to clause (i) of this definition.

“Performance Evaluation Period” has the meaning set forth on Exhibit A attached hereto.

“Performance Goal” means the goal set forth on Exhibit A attached hereto, the achievement of which determines whether the RSUs subject to this Award Agreement shall be earned.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means the tenth (10th) day following the earliest of (i) the Vesting Date; (ii) the date of your termination of employment due to death or (iii) a Change of Control.

“Vesting Date” means the date on which both the Performance Goal and service requirement set forth in Section 3(a) of this Award Agreement are met.

SECTION 3. Vesting and Settlement.

(a) Service-Based Vesting. Except as otherwise provided in this Award Agreement, subject to your continued employment through the Determination Date and the achievement of the Performance Goal, you shall vest in the RSUs subject to this Award Agreement.

(b) Performance-Based Vesting. Promptly following achievement of the Performance Goal, but in no event later than the Determination Date, the Committee shall determine whether the Performance Goal has been attained and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Award Agreement. Except as otherwise determined by the Committee in its sole discretion, which shall be subject to Section 6(e) of the Plan or as provided in Section 4 of this Award Agreement, the delivery of Shares or cash with respect to the RSUs is contingent on the Committee determining and certifying that the Performance Goal has been attained.

(c) Change of Control. Notwithstanding any provisions of this Section 3, in the event of a Change of Control, all outstanding RSUs granted under this Agreement shall immediately vest in full.

(d) Death/Termination without Cause/Resignation for Good Reason. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary, (i) if your employment terminates by reason of your death, all outstanding RSUs shall immediately vest in full; (ii) if your employment is terminated by the Company without Cause or you resign for Good Reason after April 2, 2018, you shall remain eligible to vest in the RSUs on the Determination Date subject to the achievement of the Performance Goal as determined in accordance with Section 3(b); and (iii) if your employment is terminated by the Company without Cause or you resign for Good Reason prior to April 2, 2018, you will vest in a number of RSUs equal to the product of (x) the number of RSUs granted under this Award Agreement and (y) a fraction, the numerator of which is the number of days from the date on which the RSUs were granted through the date of termination of your employment and the denominator of which is the number of days from the date of grant through April 2, 2018. Notwithstanding anything in the Plan, this Award Agreement or your Employment Agreement to the contrary, any determination of whether Cause or Good Reason exists shall not be effective unless a majority of the Board of Directors so determines pursuant to a written resolution.

(e) Settlement of RSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has vested in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.

SECTION 4. Forfeiture of RSUs. If you breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your

Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to such RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends.

(a) Withholding. The delivery of Shares or cash pursuant to Section 3(c) or 3(d) of this Award Agreement, as the case may be, is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution.

(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five Greenwich Office Park Greenwich, CT 06831 Attention: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 17. [Section 280G. Notwithstanding anything in this Award Agreement or your Employment Agreement [(including without limitation Section 5(g))] to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.]

SECTION 18. [ Lock-Up. Notwithstanding anything to the contrary in your Employment Agreement, the Plan or any Award Agreement under the Plan, any Shares issued to you upon settlement or exercise, as applicable, of any RSUs or Options (whether before, on or after the date hereof), including without limitation the RSUs under this Award Agreement, shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, from the date hereof until September 2, 2016 (or, if earlier, upon your death or a Change of Control) and all laws, rules and regulations applicable to you; provided, however, if determined by the Board in its sole discretion, the provisions of this Section 18 shall not apply to Shares withheld, sold or otherwise transferred to the Company to cover the exercise price in connection with the exercise of any Options or to satisfy the applicable tax withholding in connection with the exercise or settlement, as applicable of any Options or RSUs.]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.,

by

Name:
Title:

[NAME]

Exhibit A

Performance Goal

•	The Performance Goal shall be achieved if (i) the price of a Share, as reported on the New York Stock Exchange or such other exchange upon which the Shares trade, trades at or above $60 for twenty consecutive trading days during the Performance Evaluation Period and (ii) Adjusted Earnings Per Share of at least $2.50 is achieved with respect to fiscal year 2017.

•	“Adjusted Earnings Per Share” shall mean (i) net income available to common shareholders, including preferred interest holders, plus depreciation and amortization less capital expenditures divided by (ii) diluted shares outstanding.

•	“Performance Evaluation Period” shall mean the period commencing on the date of grant of the RSUs and ending on April 2, 2018.